Exhibit 5.01

Scott Wilensky Executive Vice President and General Counsel

401 Nicollet Mall, 9th Floor Minneapolis, Minnesota 55401 Phone: 612.330.5942 Fax: 612.215.4504

October 7, 2016

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Re:	14,785,464 Shares of Common Stock, par value $2.50 per share, Issued Pursuant to the Xcel Energy Inc. Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I, and the attorneys that I supervise, have acted as counsel for the Company in connection with the proposed public offering of up to 14,785,464 shares of the Common Stock referred to above (the “Shares”) by the Company pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”), as described in the prospectus (the “Prospectus”) that forms part of the Company’s registration statement on Form S-3 relating to the Shares (the “Registration Statement”) to be filed by the Company pursuant to the Securities Act of 1933, as amended.

For purposes of this opinion letter, I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the amended By-Laws of the Company, the Registration Statement, certain resolutions of the Board of Directors of the Company authorizing the Registration Statement with respect to the Shares to be issued under the Plan and such other documents, records and instruments as have been deemed necessary or appropriate for the purposes of this opinion letter.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, I am of the opinion:

1. That the Company is a duly organized and validly existing corporation under the laws of the State of Minnesota and that it is legally qualified and authorized to operate and conduct business in the State of Minnesota.

Xcel Energy Inc.

2. That following (i) the effectiveness of the Registration Statement, (ii) the issuance and sale of the Shares by the Company in accordance with the terms of the Plan as contemplated by the Registration Statement, and (iii) receipt by the Company of the consideration specified in the Plan, the Shares will be validly issued, fully paid and non-assessable shares of stock of the Company.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to the laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Scott Wilensky
Scott Wilensky
Executive Vice President and General Counsel